Exhibit 3.2


                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           LOCAL FINANCIAL CORPORATION


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                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
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        Local Financial Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: The first sentence of Article 4 of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

               The total number of shares of all classes of capital stock which the Corporation has authority to issue is thirty million (30,000,000), of which twenty-five million (25,000,000) shall be common stock, par value $.01 per share, and five million (5,000,000) shall be serial preferred stock, par value $.01 per share.

        SECOND: The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware by the unanimous written consent of the holders of all of the issued and outstanding shares of capital stock of the Corporation.

        IN WITNESS WHEREOF, Local Financial Corporation has caused this certificate to be duly executed in its corporate name this 29th day of August, 1997.

                           LOCAL FINANCIAL CORPORATION



                           By:  /s/ Bruce Sherman
                                --------------------------------
                                Name:   Bruce Sherman
                                Title:  President